Exhibit 99.1

BG Medicine Reports 2013 Fourth Quarter and Year End Financial Results

Waltham, Mass., March 20, 2014 -GLOBENEWSWIRE- BG Medicine, Inc. (NASDAQ: BGMD), the developer of the BGM Galectin-3® Test, today reported financial results for the three months ended and year ended December 31, 2013.

The Company reported total revenues for the full year of $ 4.1 million, a 45% increase from the $2.8 million in revenues reported for the full year 2012. Net loss for 2013 was $15.8 million, a 33% improvement from the $23.8 million net loss reported in 2012. Operating expenses for 2013 declined by 31% from the prior year. Net loss per share at year end of 2013 was $0.58 as compared to $1.18 in 2012. Operating cash burn decreased by $6.0 million, a 28% decrease, to $15.3 million compared to $21.3 million in 2012.

“In 2013, we addressed the fundamentals of our business.” said Paul R. Sohmer, M.D., President and Chief Executive Officer. “We prioritized our actions and investments around what we believe are the key drivers of adoption of our BGM Galectin-3 Test. We refocused our commercial strategy and restructured our clinical research and discovery programs. In so doing, we exceeded our guidance for the year-ended 2013 for both revenue growth and reduction in operating cash burn.”

2013 Highlights

•	The BGM Galectin-3 test was recognized in the American College of Cardiology Foundation and American Heart Association (ACCF/AHA) Guideline for the Management of Heart Failure.

•	The Centers for Medicare and Medicaid Services (CMS) published the 2014 Medicare national limitation amount for the galectin-3 blood test at $30.01. This national limitation amount replaces the galectin-3 blood test’s national limitation amount of $17.80 that was effective in 2013.

•	Automated galectin-3 testing was introduced outside the U.S., as CE Mark was obtained by Abbott Diagnostics and bioMerieux for their automated tests for galectin-3.

•	We completed our critical path tasks in support of the Abbott ARCHITECT Galectin-3 assay submission to the FDA.

•	Our commercial reach was extended beyond specialty and clinical research laboratories as we introduced our BGM Galectin-3 Test to primary care physicians, health care provider groups, hospitals, and regional reference laboratories.

•	13 full-length clinical research and review articles that relate to the utility of our BGM Galectin-3 Test in heart failure and related disorders were published. In addition, numerous oral and poster presentations were delivered at both U.S. and international meetings.

4th Quarter 2013 Results

The Company reported total revenues for the three months ended December 31, 2013 of $ 1.15 million, a 7% increase from the $1.07 million in revenues reported for the three months ended December 31, 2012. Net loss for 2013 was $1.9 million, a 33% improvement from the $2.9 million net loss reported in 2012. Operating expenses for fourth quarter 2013 declined by 27% from the prior year fourth quarter. Net loss per share for the fourth quarter of 2013 was $0.06 as compared to $0.14 in 2012. Operating cash burn for the fourth quarter 2013 decreased by $2.3 million, a 49% decrease, to $2.5 million compared to $4.8 million in 2012.

Outlook for 2014

“Going forward we expect to continue to develop market demand for galectin-3 testing, explore new indications and clinical claims for our BGM Galectin-3 Test, advance the development of products in our pipeline and aggressively manage our operating costs,” continued Dr. Sohmer. “For the full year 2014, we expect to increase our revenues and decrease our operating cash burn as compared to 2013.”

Conference Call and Web Cast

The Company will host a conference call and webcast today, March 20, 2014, beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com. The BG Medicine Inc. logo is available for download here.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements made by Dr. Sohmer in the section captioned “2014 Outlook”. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our cash position; our ability to continue as a going concern; our history of operating losses; our ability to provide sufficient evidence of clinical utility for our galectin-3 test and to differentiate it from competing cardiovascular diagnostics tests; our ability to successfully market, commercialize and achieve widespread market penetration for our cardiovascular diagnostic tests; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our estimates of future performance, including the expected timing of the launch of our products; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our ability to successfully obtain sufficient supplies of samples for our biomarker discovery and development efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; the limited public float and trading volume for our common stock and volatility in our stock price; our ability to maintain compliance with the continued listing requirements of The NASDAQ Capital Market; and other factors discussed in the Company’s most recent Annual Report on Form 10-K as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission or otherwise made public. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Consolidated Statements of Operations

	Three Months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
	(in thousands, except share and per share data)
	(unaudited)
Revenues:
Product revenues	$884	$978	$3,683	$2,570
Service revenues	265	94	390	245

Total revenues	1,149	1,072	4,073	2,815

Costs and operating expenses (1):
Product costs	293	289	1,247	841
Service costs	17	(35)	142	116
Research and development	194	(80)	3,735	7,582
Selling and marketing	914	2063	6,193	9,451
General and administrative	1,392	1440	7,130	7,553

Total costs and operating expenses	2,810	3,677	18,447	25,543

Loss from operations	(1,661)	(2,605)	(14,374)	(22,728)
Non-cash consideration associated with stock purchase agreement			(329)	—
Interest income	2	5	15	22
Interest expense	(275)	(304)	(1,168)	(1,083)
Other income (expense)	(1)	5	7	20

Net loss	(1,935)	(2,899)	(15,849)	(23,769)

Net loss per share – basic and diluted	$(0.06)	$(0.14)	$(0.58)	$(1.18)

Weighted-average common shares outstanding used in computing per share amounts – basic and diluted	27,927,553	20,508,587	27,212,837	20,215,956

(1) Included in operating expenses for the three months ended December 31, 2013 were non-cash charges of $358,000, including $247,000 of stock-based compensation expense and $34,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $569,000, including $457,000 of stock-based compensation expense and $63,000 of depreciation and amortization expenses.

Included in operating expenses for the full year ended December 31, 2013 were non-cash charges of $2.0 million, including $1.2 million of stock-based compensation expense, $105,000 of impairment of intangible asset, $329,000 consideration associated with stock purchase agreement and $165,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $2.8 million, including $2.3 million of stock-based compensation expense and $273,000 of depreciation and amortization expenses.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	As of December 31,
	2013	2012
	(in thousands) (unaudited)
Assets
Current assets
Cash	$7,751	$12,786
Restricted cash	—	390
Accounts receivable	319	395
Inventory	459	447
Prepaid expenses and other current assets	306	558

Total current assets	8,835	14,576

Property and equipment, net	192	197
Intangible assets, net	192	372
Deposits and other assets	134	96

Total assets	$9,353	$15,241

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Term loan, current portion	4,353	3,245
Accounts payable	965	1,110
Accrued expenses	1,993	3,549
Other current liabilities	39	411

Total current liabilities	7,350	8,315

Term loan, net of current portion	2,961	6,612
Other liabilities	111	5

Total liabilities	10,422	14,932

Stockholders’ (deficit) equity	(1,069)	309

Total liabilities and stockholders’ (deficit) equity	$9,353	$15,241

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

	Full Year Ended December 31,
	2013	2012
	(in thousands) (unaudited)

Net cash flows from operating activities	(15,288)	(21,333)

Net cash flows from investing activities	(32)	(85)

Net cash flows from financing activities (1)	10,285	10,330

Net (decrease) increase in cash and cash equivalents	(5,035)	(11,088)

Cash and cash equivalents, beginning of year	12,786	23,874

Cash and cash equivalents, end of year	$7,751	$12,786

(1)	For the full year ended December 31, 2013, cash flows provided by financing activities include proceeds from the $13.1 million public offering. For the full year ended December 31, 2012, cash flows provided by financing activities include proceeds from the $10.0 million term loan.

Contact:

Stephen Hall, EVP & Chief Financial Officer

(781) 890-1199